EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FIRST QUARTER 2021 RESULTS

Total Net Sales Growth of 42% compared to Q1 FY20

Gross Margin of 68% vs. Q1 FY20 Gross Margin of 55%

Gross Margin Expands 220 Basis Points compared to Q1 FY19

Quincy, MA – June 8, 2021 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the first quarter ended May 1, 2021.

Claire Spofford, President and Chief Executive Officer of J.Jill, Inc. stated, “Our first quarter results reflect encouraging progress against initiatives focused on strengthening the operating model and driving healthy margin recovery.  Our performance also benefited from the strong rebound in consumer activity this spring particularly as we anniversaried last year’s temporary store closures. For the quarter, we delivered solid topline growth balanced across both the direct and retail channels. In addition, we were pleased with the strong customer response to our spring product helping to drive increased full price selling and strong conversion.  These results combined with a continued focus on disciplined inventory management led to significant year over year gross margin expansion and Adjusted EBITDA improvement.”

Ms. Spofford continued, “As we enter the second quarter, we are pleased with the momentum we are seeing in the business especially over the strong Mother’s Day weekend. Looking ahead, we expect to build on the progress we are making as we refine our operating model and drive efficiencies across the business.”

For the first quarter ended May 1, 2021:

•

Total net sales for the thirteen weeks ended May 1, 2021 were up 41.9% to $129.1 million compared to $91.0 million for the thirteen weeks ended May 2, 2020. First quarter 2020 sales were negatively impacted by the closure of stores for approximately half the quarter due to the COVID-19 pandemic.

•	Direct to consumer net sales grew 32.7% over 2020 and represented 57.5% of total net sales, compared to 61.4% in the first quarter of fiscal 2020.
•

Gross profit was $87.8 million compared to $50.2 million in the first quarter of fiscal 2020. Gross margin was 68.0% compared to 55.1% in the first quarter of fiscal 2020. The year over year gross margin increase was driven primarily by lower promotional offers and stronger full price selling in both channels.

•

SG&A was $79.1 million compared to $87.9 million in the first quarter of fiscal 2020. In comparing the first quarter of fiscal 2021 to fiscal 2020, SG&A benefited from $1.3 million of lower non-recurring costs primarily the result of lower costs incurred in response to the COVID-19 pandemic and non-cash gains of $0.7 million associated with exiting store leases earlier than anticipated. Excluding the one-time costs and COVID-19 related costs from both periods as well as the non-cash gains from the first quarter of 2021, SG&A as a percentage of total net sales was 61.2% compared to 94.2% in the first quarter of fiscal 2020.

•	Income from operations was $8.7 million compared to a loss of $89.7 million in the first quarter of fiscal 2020.
•

Adjusted Income from Operations*, which excludes the non-recurring items and impairment charges, was $8.8 million compared to Adjusted Loss from Operations* of $35.6 million in the first quarter of fiscal 2020. For the first quarter of fiscal 2021, the Company did not incur any impairment charges compared to $52.0 million of impairment charges in the first quarter of fiscal 2020.

•	Interest expense was $4.8 million compared to $4.6 million in the first quarter of fiscal 2020.
•

During the first quarter of fiscal 2021, the Company recorded $20.8 million of non-cash charges associated with mark-to-market adjustments for the outstanding warrants and an embedded derivative associated with the Company’s Priming term loan.  The mark-to-market adjustment is caused by the impact of J.Jill’s higher stock price on the valuation of the company’s option to either paydown $4.9 million of principal on May 31, 2021 or issue additional shares to the lenders and the related antidilution provision in the warrant agreement.
•

During the first quarter of fiscal 2021, the Company recorded an income tax provision of $1.4 million compared to a benefit of $24.1 million in the first quarter of fiscal 2020 and the effective tax rate was -8.2% compared to 25.6% in the first quarter of 2020.

•

Net loss was $18.3 million which includes $20.8 million related to the fair value adjustment of the warrants and the Priming Loan embedded derivative, compared to a loss of $70.3 million in the first quarter of fiscal 2020.

•

Net loss per share was $1.89 compared to a net loss of $7.91 in the first quarter of fiscal 2020 including the impact of one-time items. Excluding the impact of non-recurring items, Adjusted Net Income per Diluted Share* in the first quarter of fiscal 2021 was $0.20 compared to a loss of $3.24 in the first quarter of 2020.

•	Adjusted EBITDA* for the first quarter of fiscal 2021 was $16.9 million compared to a loss of $25.8 million in the first quarter of fiscal 2020.
•	The Company closed 2 stores in the first quarter of fiscal 2021 and ended the quarter with 265 stores.

Balance Sheet Highlights

•	The Company ended the first quarter of fiscal 2021 with $10.7 million in cash and $14.1 million of total availability under its revolving credit agreement.
•	Inventory at the end of the first quarter of fiscal 2021 decreased 21% to $59.3 million compared to $75.5 million at the end of the first quarter of fiscal 2020.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA, Adjusted Income from Operations and Adjusted Net Income” for more information.

Recent Developments

Subsequent to quarter-end, in accordance with the terms of the Priming Loan, the Company issued 272,097 additional shares to the Priming Lenders as of May 31, 2021.  With the continued increase in J.Jill’s stock price since the end of the quarter, the Company will recognize an additional $39.0 million non-cash charge for the final mark-to-market adjustment as of May 31, 2021.  The value of the warrant and embedded derivative liabilities are considered equity, rather than liabilities, as of May 31, 2021, with no further mark-to-market adjustments beyond that date.

Outlook

The impact of the COVID-19 pandemic and the pace at which there are new developments, locally and globally, has created a great deal of uncertainty. Consequently, the Company is not providing financial guidance at this time but expects to close about 20 stores in fiscal 2021. The Company expects total capital spend in fiscal 2021 to be approximately $10.0 million.

Conference Call Information

A conference call to discuss first quarter 2021 results is scheduled for today, June 8, 2021, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 502-5028 or (647) 689-5145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 6224209 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (800) 585-8367 or (416) 621-4642. The pin number to access the telephone replay is 6224209. The telephone replay will be available until Tuesday, June 15, 2021.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 265 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Income (Loss) from Operations, which represents operating income (loss) plus impairments of goodwill, intangible assets and other long-lived assets and other non-recurring expense and one-time items.  We present Adjusted Income (Loss) from Operations because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Net Income (Loss), which represents net income (loss) plus impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted Net Income (Loss) because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Diluted Earnings (Loss) per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income (Loss) divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Adjusted Net Income (Loss) as well as Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations” and not rely solely on Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss), Adjusted Diluted EPS or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets; the impact of the COVID-19 epidemic on the Company and the economy as a whole; post-pandemic changes in customer behavior and the timeline of economic recovery; the Company’s ability to take actions that are sufficient to eliminate the substantial doubt about its ability to continue as a going concern; the Company’s ability to regain compliance with the continued listing criteria of the NYSE; the Company’s ability to execute its plan to regain compliance with the continued listing criteria of the NYSE and to continue to comply with applicable listing standards within the available cure period; risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net sales	$129,086	$90,969
Costs of goods sold	41,260	40,804
Gross profit	87,826	50,165
Selling, general and administrative expenses	79,139	87,908
Impairment of long-lived assets (a)	—	27,480
Impairment of goodwill	—	17,900
Impairment of intangible assets	—	6,620
Operating income (loss)	8,687	(89,743)
Fair value adjustment of derivative	2,150	-
Fair value adjustment of warrants - related party (b)	18,646	-
Interest expense	4,346	4,643
Interest expense, net - related party	461	-
Loss before provision for income taxes	(16,916)	(94,386)
Income tax provision (benefit)	1,392	(24,117)
Net loss and total comprehensive loss	$(18,308)	$(70,269)
Net loss per common share attributable to common shareholders (c)
Basic	$(1.89)	$(7.91)
Diluted	$(1.89)	$(7.91)
Weighted average number of common shares outstanding (c)
Basic	9,666,353	8,882,183
Diluted	9,666,353	8,882,183

(a)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(b)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price since January 30, 2021.
(c)	All share information and balances have been retroactively adjusted to reflect the 1-for-5 reverse stock split that was effective November 9, 2020.

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	May 1, 2021	January 30, 2021
Assets
Current assets:
Cash	$10,725	$4,407
Accounts receivable	7,085	7,793
Inventories, net	59,298	58,034
Prepaid expenses and other current assets	44,705	43,035
Total current assets	121,813	113,269
Property and equipment, net	68,742	73,906
Intangible assets, net	86,909	88,976
Goodwill	59,697	59,697
Operating lease assets, net	152,055	161,135
Other assets	179	199
Total assets	$489,395	$497,182
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$47,149	$56,263
Accrued expenses and other current liabilities	42,694	43,854
Current portion of long-term debt	2,799	2,799
Current portion of operating lease liabilities	36,094	37,967
Borrowings under revolving credit facility	23,044	11,146
Total current liabilities	151,780	152,029
Long-term debt, net of discount and current portion	225,170	225,401
Long-term debt, net of discount and current portion - related party	3,772	3,311
Deferred income taxes	14,202	13,835
Operating lease liabilities, net of current portion	168,658	179,022
Warrants - related party	34,642	15,997
Derivative liability	4,586	2,436
Other liabilities	1,619	2,049
Total liabilities	604,429	594,080
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 9,711,710 and 9,631,633 shares issued and outstanding at May 1, 2021 and January 30, 2021, respectively	98	97
Additional paid-in capital	129,534	129,363
Accumulated deficit	(244,666)	(226,358)
Total shareholders’ deficit	(115,034)	(96,898)
Total liabilities and shareholders’ deficit	$489,395	$497,182

J.Jill, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net loss	$(18,308)	$(70,269)
Fair value adjustment of derivative	2,150	-
Fair value adjustment of warrants - related party (a)	18,646	-
Interest expense, net	4,346	4,643
Interest expense, net - related party	461	-
Income tax provision (benefit)	1,392	(24,117)
Depreciation and amortization	7,576	9,036
Equity-based compensation expense (b)	443	676
Write-off of property and equipment (c)	86	12
Adjustment for costs to exit retail stores (d)	(719)	—
Impairment of goodwill and other intangible assets	—	24,520
Impairment of long-lived assets (e)	—	27,480
Other non-recurring items (f)	852	2,184
Adjusted EBITDA	$16,925	$(25,835)

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price since January 30, 2021.
(b)

Represents expenses associated with equity incentive instruments granted to our management and board of directors.  Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant.

(c)	Represents the net gain or loss on the disposal of fixed assets.
(d)	Represents non-cash gains associated with exiting store leases earlier than anticipated.
(e)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(f)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Operating income (loss)	$8,687	$(89,743)
Adjustment for costs to exit retail stores (a)	(719)	—
Impairment of goodwill and other intangible assets	—	24,520
Impairment of long-lived assets (b)	—	27,480
Other non-recurring items (c)	852	2,184
Adjusted income (loss) from operations	$8,820	$(35,559)

(a)	Represents non-cash gains associated with exiting store leases earlier than anticipated.
(b)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(c)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net loss and total comprehensive loss	$(18,308)	$(70,269)
Add: Income tax provision (benefit)	1,392	(24,117)
Loss before provision for income tax	(16,916)	(94,386)
Add: Fair value adjustment of derivative	2,150	—
Add: Fair value adjustment of warrants - related party (a)	18,646	—
Add: Adjustment for costs to exit retail stores (b)	(719)	—
Add: Impairment of goodwill and other intangible assets	—	24,520
Add: Impairment of long-lived assets (c)	—	27,480
Add: Other non-recurring items (d)	852	2,184
Adjusted income (loss) before income tax benefit	4,013	(40,202)
Less: Adjusted tax provision (benefit) (e)	1,292	(11,458)
Adjusted net income (loss)	$2,721	$(28,744)
Adjusted net loss per common share attributable to common shareholders (f)
Basic	$0.28	$(3.24)
Diluted (g)	$0.20	$(3.24)
Weighted average number of common shares outstanding (f)
Basic	9,666,353	8,882,183
Diluted (g)	13,791,298	8,882,183

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price since January 30, 2021.
(b)	Represents non-cash gains associated with exiting store leases earlier than anticipated.
(c)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(d)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(e)

The adjusted tax provision for adjusted net income is estimated by applying a rate of 32.2% for the first quarter of fiscal 2021 and 28.5% for the first quarter of fiscal 2020 to the adjusted loss before income tax benefit.

(f)	All share information and balances have been retroactively adjusted to reflect the 1-for-5 reverse stock split that was effective November 9, 2020.
(g)

The determination of the diluted shares in the Adjusted EPS calculation assumes the outstanding warrants will be converted into shares of common stock at the ratio caused by the antidilution provision of the warrant agreement for the Company choosing to issue additional shares to the Priming lenders on May 31, 2021 assuming the closing share price on the last trading day of the quarter of $8.90 per share.

Contacts:

Investor Contact:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Chris Gayton

J.Jill, Inc.

media@jjill.com

617-689-7916